Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Richfood Holding, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-65061) on Form S-3 of Richfood Holdings, Inc. of our report dated
February 17, 1998, except as to note 1, which is as of February 20, 1998, with respect to the consolidated balance sheets of Farm Fresh, Inc. and subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of loss, stockholder's deficit, and cash flows for the years then ended, which report appears in the Form 8-K of Richfood Holdings, Inc. filed March 19, 1998.

Our report dated February 17, 1998, except as to note 1, which is as of February 20, 1998, contains an explanatory paragraph that states that Farm Fresh, Inc. and subsidiaries (the Company) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on January 7, 1998. The Bankruptcy filing, the Company's leveraged financial structure and its recurring net losses raise substantial doubt about its ability to continue as a going concern. The consolidate financial statements do not include any adjustments that may result from the outcome of this uncertainty.



                                    /s/ KPMG PEAT MARWICK LLP


Norfolk, Virginia
October 19, 1998